Exhibit 99

Dillard’s, Inc. Reports July Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 6, 2009--Dillard’s, Inc. (NYSE:DDS ) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended August 1, 2009 were $439,086,000 compared to sales for the four weeks ended August 2, 2008 of $513,752,000. Total sales decreased 15%. Sales in comparable stores decreased 12% for the four-week period.

Sales for the 13 weeks ended August 1, 2009 were $1,366,303,000 compared to sales for the 13 weeks ended August 2, 2008 of $1,606,734,000. Total sales decreased 15%. Sales in comparable stores decreased 13% for the 13-week period.

Sales for the 26 weeks ended August 1, 2009 were $2,783,366,000 compared to sales for the 26 weeks ended August 2, 2008 of $3,286,912,000. Total sales decreased 15%. Sales in comparable stores decreased 13% for the 26-week period.

During the four weeks ended August 1, 2009, sales were slightly above the average total Company trend in the Eastern region, slightly below trend in the Central region and consistent with trend in the Western region. The sales performance in the home and furniture category was significantly below trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations